                                                                    Exhibit 99.1


                                             FOR IMMEDIATE RELEASE
CONTACT:

Richard L. Soloway, CEO

Kevin S. Buchel, Senior VP                   Stephen D. Axelrod, CFA

NAPCO SECURITY SYSTEMS, INC.                 WOLFE AXELROD WEINBERGER ASSOC. LLC
(631) 842-9400 ext. 120                      (212) 370-4500; (212) 370-4505 fax
                                             steve@wolfeaxelrod.com


        NAPCO SECURITY SYSTEMS, INC. ANNOUNCES RECORD FIRST QUARTER SALES
                            AND STRONG PROFITABILITY

 - SEVENTH CONSECUTIVE QUARTER OF YEAR-OVER-YEAR GROWTH IN SALES AND EARNINGS -

AMITYVILLE, NEW YORK - NOVEMBER 17, 2005 -- NAPCO SECURITY SYSTEMS, INC., (NASDAQ: NSSC), one of the world's leading suppliers of high performance electronic security equipment for over 30 years, today announced financial results for its first quarter ended September 30, 2005.

Net sales for the first quarter ended September 30, 2005 increased 6% to $14.2 million from $13.4 million reported for the same quarter a year earlier. The net income for the quarter increased 59% to $815,000 or $0.09 per share, compared to net income of $513,000, or $0.06 per share, for the same year ago period.

Results were paced by sales increases from our line of NAPCO intrusion and fire alarm systems for businesses and homes and Continental Instruments' higher margin line of access control products for buildings of all sizes. Alarm Lock's suite of industrial electronic locking devices continues to show vitality. Altogether, the favorable sales results once again demonstrate the customers' strong acceptance of the NAPCO Group's product line. Gross margins rose to 36% in the current quarter compared to 32% in the year earlier period. R&D expenditures, always a strong Company focus, were $1.1 million in the quarter, which represents 8% of sales.

NEW PRODUCTS

Of the many new products coming out of NAPCO's R&D efforts, several are particularly exciting:

NAPCO's Freedom 8, a patented, code-free alarm system has surpassed all previous milestones, with regard to distributor pre-orders. This unique security system, available this fall, is the most user-friendly alarm on the market because it works unobtrusively as consumers lock and unlock their doors. This easy-to-use, intuitive system dramatically reduces a user's learning curve and virtually eliminates accidental alarms. The NAPCO Freedom 8 is highly anticipated by the security marketplace and is viewed as a breakthrough product at industry trade shows, distributor conferences and preliminary customer presentations as an important way for the security industry to capture more of the approximately 80% of all residences which do not have a monitored security system.


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Another well-regarded product, NAPCO's Internet video product, the VIP Video
Gateway, continues to garner market share in the burgeoning Remote Video Monitoring Category. The product enables any home or business owner to look-in on their premises from any PC or internet-ready cell phone. Consumers can look in on their children or pets and business owners on their employees, either "live" or from an archived selection of previously recorded, specified events. NAPCO's Internet video product also provides dealers with a new source of monthly, recurring service revenue.

Chosen as one of the Editors' top products at the American Society of Industrial Security Annual Trade Show, NAPCO's NetLink provides TCP/IP communication of alarm signals over the Internet. NetLink enables any conventional security system to report alarms over the Internet, versus conventional telephone lines.

Continental Instruments Access Products now includes the super fast processing Super Two intelligent access controller. One of the most successful new product introductions in Continental history, this 2-door access panel supports up to 20,000 ID badges, expansive memory and provides for ultra-quick communications and remote downloading of programming by dealers.

Richard Soloway, Chairman and President, stated, "Over the years, the first quarter has historically been our softest. Unlike the first quarter in other years, last year we reported a meaningful profit due to our business decision of realigning our intrusion and fire distribution network, and our corporate focus on higher margined commercial and industrial security products. The current first quarter reinforces the profit breakthrough with a comfortable increase and we anticipate this trend will continue. We also are convinced that NAPCO's growing list of new products, some of which are noted above, should generate significant future returns for us for many years to come."

 "Contract manufacturing showed a meaningful contribution in the first quarter with larger alarm companies such as ADT and others and we view this as a positive indicator that that this activity will become a significant contributor to both sales and earnings."

"We are very confident," Mr. Soloway concluded, "that we have all the necessary pieces in place to satisfy our customers' most demanding security needs. We have just completed our seventh consecutive quarter of year-over-year improved sales and earnings and have once again generated profits in our historically softest quarter. NAPCO's businesses are strong and growing and our financial strength assures us that we will have the resources to take advantage of those particular opportunities that will enhance our growth prospects and increase shareholder values."

NAPCO's balance sheet is strong with a current ratio of 4.3 to 1, and EBITDA* (Earnings before interest, taxes, depreciation and amortization) increased 36% to approximately $1.6 million as compared to $1.2 million in the year ago period.


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NAPCO SECURITY SYSTEMS, INC. is one of the world's leading manufacturers of technologically advanced electronic security equipment including intrusion and fire alarm systems, access control systems and electronic locking devices. The Company's products, including those of Alarm Lock and Continental Instruments, feature some of the most popular and best-selling security control panels and sensors, locking devices and access control products. They are used in residential, commercial, institutional, industrial and governmental applications. NAPCO security products have earned a reputation for technical excellence, reliability and innovation, poising the Company for revenue growth in the rapidly expanding electronic security market, a market whose current size exceeds $30 billion.

For additional information on NAPCO, please visit the Company's web site at www.napcosecurity.com.

This press release contains forward-looking statements that involve numerous risks and uncertainties. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in the Company's filings with the Securities and Exchange Commission.

* For the three months ended September 30, 2005 and 2004, respectively, EBITDA has been calculated by adding depreciation and amortization ($254,000 and $292,000), interest expense ($38,000 and $68,000) and provision for income taxes ($456,000 and $277,000) to net income ($815,000 and $513,000).


                                                            - TABLES TO FOLLOW -



                                     Page 6
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                  NAPCO SECURITY SYSTEMS, INC. AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                   (UNAUDITED)
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                             Three Months Ended
                                                                September 30,
                                                            2005            2004
                                                          -------         -------

Net Sales                                                 $14,180         $13,440
Cost of Sales                                               9,055           9,167
                                                          -------         -------

         Gross profit                                       5,125           4,273
Selling, General and Administrative Expenses                3,873           3,372
                                                          -------         -------

         Operating income                                   1,252             901
                                                          -------         -------

Interest Expense, net                                          38              68
Other Expenses, net                                             4              43
                                                          -------         -------
         Other expenses                                        42             111
                                                          -------         -------

         Income before minority interest and
              provision for income taxes                    1,210             790
Minority interest in net loss, net                             61               -
                                                          -------         -------

         Income before provision for income taxes           1,271             790
Provision for income taxes                                    456             277
                                                          -------         -------

         Net income                                       $   815         $   513
                                                          =======         =======

Net income per share*:
         Basic                                            $  0.09         $  0.06
                                                          =======         =======
         Diluted                                          $  0.09         $  0.06
                                                          =======         =======


* The 20% stock dividend declared on November 8, 2004, has been retroactively reflected in all 2004 share and per share data.


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                  NAPCO SECURITY SYSTEMS, INC AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                       September 30,      June 30,
         ASSETS                                                                            2005             2005
         ------                                                                            ----             ----
                                                                                       (unaudited)

Current Assets:
         Cash                                                                          $     929          $   1,178
         Accounts receivable, less allowance for doubtful accounts                        20,890             21,899
         Inventories, net                                                                 18,780             16,242
         Prepaid expenses and other current assets                                           892                799
         Deferred income taxes                                                             1,428              1,356
                                                                                       ---------          ---------

                  Total current assets                                                    42,919             41,474

Property, Plant and Equipment, net                                                         8,751              8,533
Goodwill                                                                                   9,686              9,686
Other assets                                                                                 183                214
                                                                                       ---------          ---------

                                                                                       $  61,539          $  59,907
                                                                                       =========          =========

         LIABILITIES AND STOCKHOLDERS' EQUITY
         ------------------------------------

Current Liabilities:
         Accounts payable                                                              $   6,049          $   5,249
         Accrued expenses                                                                    850              1,156
         Accrued salaries and wages                                                        2,010              2,518
         Accrued income taxes                                                              1,174              1,534
                                                                                       ---------          ---------

                  Total current liabilities                                               10,083             10,457

Long-term debt                                                                             2,600              1,950
Accrued income taxes                                                                       2,243              2,243
Deferred income taxes                                                                      1,627              1,579
                                                                                       ---------          ---------

                  Total liabilities                                                       16,553             16,229
                                                                                       ---------          ---------

Stockholders' Equity:
         Common stock, par value $.01 per share; 21,000,000 shares authorized,
            8,779,910 and 8,655,110 shares issued and
            outstanding, respectively                                                         87                 87
         Additional paid-in capital                                                       12,493             11,628
         Unearned stock-based compensation costs                                            (373)                 -
         Retained earnings                                                                32,779             31,963
                                                                                       ---------          ---------

                  Total stockholders' equity                                              44,986             43,678
                                                                                       ---------          ---------

                                                                                       $  61,539          $  59,907
                                                                                       =========          =========


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